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EXHIBIT 3(c)


                              COMPENSATION SCHEDULE


This Compensation Schedule is added to and made a part of the Distribution Agreement for Variable Contracts between National Security, ONEQ and BD as of its effective date. Terms defined in the Distribution Agreement shall have the same meaning when used in this Compensation Schedule.


VARIABLE ANNUITIES

ONEQ shall pay compensation to BD for variable annuity Contracts solicited by BD's registered representatives according to one of the options selected by BD from the tables below. BD may select the same option for all Contracts sold or, with National Security's consent, may select a different option for each Contract. Once selected and in effect for any Contract, the selected option may not be changed as to that Contract.

                       ISSUE AGES TO AND INCLUDING AGE 80

--------------------------------------------------------------------------------------------------------------------------
Compensation                              Option 1         Option 2         Option 3        Option 4         Option 5
--------------------------------------------------------------------------------------------------------------------------
Percentage of each
Purchase Payment                             6%               5%               1%              7%                 3%

Trail Percentage
   Elapsed Years 2-6                         0               0.25              1               0                0.8
   Elapsed Years 7 & later                   1                1                1               0                0.8
--------------------------------------------------------------------------------------------------------------------------



                             ISSUE AGES 81 AND OVER

--------------------------------------------------------------------------------------------------------------------------
Compensation                              Option 1         Option 2         Option 3        Option 4         Option 5
--------------------------------------------------------------------------------------------------------------------------
Percentage of each                                           Not              Not
Purchase Payment                             3%           Available        Available          3.5%             1.5%

Trail Percentage
   Elapsed Years 2-6                         0                NA               NA               0              0.4
   Elapsed Years 7 & later                  0.5               NA               NA               0              0.4
--------------------------------------------------------------------------------------------------------------------------


If no other option is selected, Option 4 shall apply.

"Elapsed Years" as shown in the above tables mean periods of 12 months beginning on the date a purchase payment ("Payment") is made under the Contract and on each anniversary thereof.

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Trail Compensation is determined and paid: (i) on a quarterly basis beginning 3 months after the first day of the applicable Elapsed Year; and (ii) separately as to each Payment.

The Trail Compensation Percentage is applied to the cash value of the Contract attributable to each Payment. Beginning quarter cash values are determined on the first day of each quarter of each Elapsed Year (the "Valuation Date"). The first quarter of each Elapsed Year begins on the first day of that Year. Each subsequent quarter begins on the same day 3, 6 and 9 months later or on the last day of the month if no day of the same number exists in that month. Trail Compensation Percentages shown are annual rates. Each quarter's calculation is based on one-fourth of the applicable annual rate as applied to the prior quarter's average cash value . For this purpose, the prior quarter's average cash value equals one-half the sum of the current quarter's beginning cash value (as of the Valuation Date) and the Contract's cash value 90 days earlier.

If more than one Payment has been made, the cash value on any Valuation Date attributable to each Payment equals the amount of the Payment times:

         (a) the Contract's total cash value on the Valuation Date less the cash value attributed to any later Payment, divided by

         (b) the Contract's total cash value on the date the Payment was made including the amount of the Payment.

EXAMPLE:

         Assume the following (2 Payments):

             Amount of first Payment                              $ 2,000
             Cash value just before second Payment made             3,000
             Amount of second Payment                               5,000
             Total cash value once second Payment made              8,000
             Contract's current cash value (on Valuation Date)     10,000

         The portion of the current cash value on the Valuation Date ($10,000 in this example) attributable to the second Payment of $5,000 is $6,250, determined as follows:

                  $5,000 x $10,000   =   $6,250
                           -------
                           $ 8,000

         The remaining cash value of $3,750 is attributed to the initial Payment of $2,000:

                  $2,000 x [$10,000 - $6,250]    =  $3,750
                           ------------------
                                 $2,000

Since the second Payment represented 62.5% of the Contract's cash value the instant that Payment was made, 62.5% of the Contract's current cash value (on the Valuation date and 90


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days prior) is attributed to the second Payment. One hundred percent (100%) of the remaining cash value (37.5% of the total) is attributed to the first
Payment.

All factors used to determine Trail Compensation, to the extent not described herein, shall be as determined by National Security based on rules and practices fairly and reasonably established and consistently applied.

Payment of the above compensation is subject to the following:

         - No compensation is payable if the annuitant dies prior to delivery of the Contract.

         - No compensation is payable if the Contract is returned under the free-look provision. Any compensation already paid will be charged back upon return of the Contract.

         - If a Contract is surrendered as to which Option 4 applied, compensation will be charged back in an amount equal to 1% of any Payment made under the Contract within the prior two years.

         - We reserve the right to charge back compensation on any Payment made within one year before annuitization of the Contract.

VARIABLE LIFE INSURANCE

ONEQ shall pay compensation to BD for variable universal life insurance Contracts solicited by BD's registered representatives as described below. A table showing the Target Premium for each $1,000 of stated amount of insurance and at varying issue ages, is attached to and made a part of this Schedule. A Contract's first Contract Year begins on the Contract Date. Subsequent Contract Years begin on each anniversary of the Contract Date.

         (A) FIRST YEAR COMPENSATION. First Year Compensation shall be paid equal to 90% of each premium payment ("Payment") received by National Security during the Contract's first Contract Year up to the Target Premium, plus 4.5% of each such Payment in excess of the Target Premium.

         (B) RENEWAL COMPENSATION. Renewal Compensation shall be paid equal to:

- 4.5% of Payments received by National Security during the Contract's second through tenth Contract Years, and

- 2% of Payments received by National Security during the eleventh and later Contract Years.

         (C) RIDERS. If an extra benefit rider is included in or added to the policy, the Target Premium for the Contract shall be increased by twelve times the minimum monthly premium for any such rider.


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         (D) INCREASES IN STATED AMOUNT. A portion of the Payments received after an increase in stated amount is allocated to the increased portion of the Contract. The amount of premiums so allocated is based upon the ratio of the Target Premium for the increased portion of the stated amount divided by the Target Premium for the entire Contract (including the increased amount). First Year Compensation shall be paid as provided in Paragraph (A) above on the Payment amount allocated to the increased portion of the Contract and received during the first 12 months after the increase takes effect.

         (E) DECREASES IN STATED AMOUNT AND CANCELLATION OF RIDERS. If the stated amount is decreased or if a rider is canceled within the first Contract Year, the Contract shall be treated as having been reissued and the Target Premium shall be recalculated. Any First Year Compensation previously paid on such Contract or rider based upon the higher Target Premium prior to recalculation shall be charged back and shall be repayable by the payee.

         (F) PLAN TYPE CHANGES. A change in plan death benefit (from Type A to B or from Type B to A) shall not affect compensation due hereunder.

         (G) RATED RISKS. For rated insurance risks, the per $1,000 portion of the factors shown in the Target Premium table for standard risks shall be multiplied by a factor that equals one plus 30% of any extra mortality rating multiple up to and including table F. Any rating greater than table F shall be treated as though it were table F for Target Premium purposes. Flat extra mortality charges will not increase the standard rate Target Premium factors.

         (H) TIME OF PAYMENT. Compensation relating to any Payment received by National Security shall be paid within 5 business days following the last business day in the calendar week during which such Payment was entered as a Payment on National Security's books and records.



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